Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release ("Agreement") is made and entered into this 6th day of July 2023, by and between W.W. Grainger, Inc. ("Grainger") and John Howard (the "Officer''). The Officer understands and voluntarily enters into this Agreement with Grainger and, in consideration of the respective payments and benefit continuation described herein, agrees as follows:

1.    Resignation as Officer. The Officer hereby acknowledges that he has voluntarily resigned effective January 30, 2023 (the "Resignation Date") as General Counsel of Grainger but will remain as a Senior Vice President and Corporate Secretary of Grainger. In an effort to support an orderly transfer of duties and responsibilities, Officer has also agreed while serving in the capacity of Senior Vice President to provide related services associated with role transition through July 31, 2023 (the "Transition Date"). On or before the Transition Date, Officer will voluntarily resign from all positions with all corporations that are direct or indirect subsidiaries of or otherwise affiliated with Grainger ("Affiliates"), and as trustee, member or fiduciary of all trusts, committees, or similar bodies of or otherwise affiliated with Grainger and the Affiliates.

2.    Transitionary Services and Accompanying Payments. Thereafter, for a twelve-month period, beginning August 1, 2023 and ending August 1, 2024 (such ending date, the “Retirement Termination Date”), the Officer will continue as an active employee of Grainger and provide transitionary services as may be requested, it being understood that as of the Transition Date the Officer will have incurred a “separation from service” under Code Section 409A, and it is intended that the requested services will be consistent with the Officer’s status as having incurred a “separation from service.” During this twelve-month period, Officer shall be paid an amount representing the equivalent of six months’ pay based upon the Officer’s then current regular rate of pay. Payments will be pro-rated through the Retirement Termination Date. Each payment shall be pro-rated and paid in bi-weekly installments less required deductions in accordance with Grainger's then existing payroll schedule. Upon reaching the Retirement Termination Date, Officer shall be considered a Grainger Retirement Savings Plan Retiree of the Company, and eligible to receive all benefits associated with that status. No such payments shall be made to the Officer until at least the eighth (8th) day following the day on which this Agreement is fully executed, and provided that the Agreement is not revoked by the Officer pursuant to Section 22 prior to that date.

3.    Benefits.

a. Health, Dental, Life and Vision. To the extent that the Officer currently participates, Grainger will continue to provide, through deductions from the Officer's pay at the same rate paid by employees, group health, dental and vision benefits and life insurance as currently maintained for the Officer, or as subsequently modified by Grainger, through the Retirement Termination Date. After the Officer's benefit coverage ceases on August 1, 2024, the Officer may elect to continue group health, dental and vision benefits under COBRA or retiree health benefits under Grainger’s Retiree Health Program for himself and his spouse.

b. Unemployment Benefits. The Officer agrees that he will not apply for unemployment benefits at any time in the future that would otherwise be chargeable to Grainger's unemployment insurance account.

c. PTO Time. The Officer will continue to be eligible for and accrue PTO through the Retirement Termination Date in accordance with the terms of Grainger’s PTO policy. Payment for any earned but unused PTO will be paid to the Officer in conjunction with his Retirement Termination Date.

d. Management Incentive Program (MIP). As an additional payment to those provided for in

Section 2, the Officer received a full MIP payment for the year 2022 as well as participate and will receive a 7/12ths pro-rata MIP payment for the year 2023. For such periods, the Officer's payment shall be based upon the Officer's current salary, target percentage level and adjusted for Company performance. These payments have been and will be made to Officer during the first quarter of 2023 and 2024 at the time when such payments are made to other Program participants in accordance with the terms of the MIP. Officer will not be eligible for any MIP or other cash incentive award other than the above referenced amounts or for any other periods following the Transition Date.

e. Career Continuation Retirement Planning - Outplacement Assistance. Upon Officer's request, Officer shall be eligible to receive professional Career Continuation Retirement Planning Outplacement Services. Officer shall have the opportunity to interview and then select a service provider from those designated firms made available to him for this purpose by Grainger. Shields – Meneley has been both agreed upon and selected for this purpose. In addition, Officer shall be eligible to participate in continuing legal education seminars as generally made available the Company’s lawyers.

f. Retirement Savings Plan - Profit Sharing Contribution. Officer shall be eligible to participate in and receive contributions under the Grainger Retirement Savings Plan (“GRSP”) and the Grainger Supplemental Profit Sharing Plan II (“SPSP II”) for the years 2023 and 2024 during the period of his active employment as well as a payout of any vested funds contained within Officer's existing accounts under GRSP, SPSP II, and other qualified and nonqualified retirement and deferred compensation plans, in each case pursuant to the provisions of the plan then in effect and in accordance with its terms.

g. Executive Physical Examination Program. Officer shall be eligible to participate in Grainger’s 2023 Executive Physical Examination Program.

h. Discontinued Executive Death Benefit Plan Payment. As a grandfathered participant in the Company’s Executive Death Benefit Plan (EDBP) (which was closed to new participants effective December 31, 2009), Officer is eligible to receive a cash payout of all applicable funds pursuant to the provisions of the EDBP based on his current salary and target percentage level. Said payment / payments shall be made to the Officer consistent his payment elections and with the EDBP’s established terms and payment schedule.

i.Continuation of Benefits. All other benefits and the Officer's eligibility to participate in any other Grainger employee programs will continue through the Officer’s Retirement Termination Date unless such benefits cease pursuant to terms of such program and except as provided or referenced in this Agreement. The amounts and benefits payable to the Officer under this Agreement shall be in lieu of any amounts or benefits otherwise provided under any plan or policy of Grainger.

4.    LTIP - Restricted Stock Units and Restricted Performance Shares. Pursuant to the provisions of the applicable Plans, Officer has received a full 2023 LTIP Grant and Officer’s outstanding equity awards will vest, settle and/or remain exercisable in accordance with the terms of the applicable Plans and his award agreements and he will be eligible for the treatment applicable to “retirement” thereunder. Officer will not be eligible to receive any further LTIP grants following the Transition Date.

5.    General Release and Waiver of Claims. In exchange and in consideration for the promises, obligations, and agreements undertaken by Grainger herein, which the Officer agrees and acknowledges are adequate and sufficient consideration, the Officer, on behalf of himself, his spouse, agents, representatives, attorneys, assigns, heirs, executors, administrators, and other personal representatives, releases and forever discharges Grainger, the Affiliates, and all of their officers, employees, directors, agents, attorneys, personal representatives, predecessors, successors, and assigns (hereinafter collectively referred to as the "Releasees") from any and all claims of any kind which he has, or might have, as of the date of this Agreement; or which are based on any facts which exist or existed on or before the date of this Agreement. The claims the Officer is releasing include, but are not limited to, all claims relating in any way to his employment at Grainger or his separation from that employment; and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Age Discrimination in Employment Act ("ADEA"), the Older Worker Benefit Protection Act, the Equal Pay Act, as amended, the Illinois Fair Employment Practices Act, the Illinois Wage Payment and Collection Act, or any other federal, state or local law relating to employment, discrimination, retaliation, or wages, or under the common law of any state (including, without limitation, claims relating to contracts, wrongful discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, and wrongful termination of benefits). The Officer also releases and forever discharges Grainger and all other Releasees from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits, and liabilities whatsoever, both known and unknown, in law or in equity, which he has or might have as of the date of this Agreement. The Officer understands that this Section 5 of this Agreement contains a complete and general release of any claim that he now has against Grainger and all other Releasees or could ever have against Grainger and all other Releasees, based on any fact, event, or omission that has occurred up to the time at which he signs the Agreement.

The Officer does not intend nor is he waiving any rights or claims that may arise after the date that he signs this Agreement, or any right on the Officer's part to challenge the knowing and voluntary nature of this release with respect to claims under ADEA.

Notwithstanding the foregoing, the Officer does not waive any rights he may have to benefits available after termination under any company-sponsored employee benefit plan, or any rights he may have to insurance protection. Further, it is agreed that that Officer does not waive any rights he may have to indemnification for actions taken by the Officer while an employee and or Officer of Grainger, including the indemnification rights provided by Grainger’s By-Laws and/or by the Indemnification Agreement entered into between Grainger and the Officer on May 11, 2009. The indemnification protections afforded the Officer by the By-Laws and the Indemnification agreement expressly survive.

The Officer acknowledges that this is an individually negotiated agreement and he agrees that his retirement termination of employment with Grainger is not pursuant to an employment termination program as that term is used in the ADEA.

Excluded from this General Release and Waiver are any claims or rights which Officer cannot waive by law, including workers' compensation claims, as well as any claims for breach of this Agreement. Also excluded from this Agreement are Officer's rights to file a charge with the Equal Employment Opportunity Commission or any other federal, state, or local agency, and to participate in an agency investigation. Officer, however, waives all rights to recover money or other individual relief if any administrative agency or another person or entity pursues any claim on Officer's behalf arising out of or related to Officer's employment with Grainger. Officer represents that there is no lawsuit or other claim against Grainger pending in any federal, state, or municipal court or other tribunal which has not been addressed herein.

The Officer understands and agrees that this waiver and release is an essential and material term of this Agreement and that, without such provision, no agreement would have been reached by the parties.

6.    Covenants Not to Sue. a) The Officer agrees not to pursue or permit to be filed or pursued against Grainger or any Releasee, any claim or action before any federal, state, or local, administrative, legislative or judicial body based on any claim or liability described in the foregoing section, or otherwise related in any way to the Officer's employment with Grainger, and understands that the purpose of this waiver and release is to dispose of, with finality, any claims that the Officer may have against Grainger and all other Releasees so that there will be no disputes or controversies concerning any matters following the Separation Date. The Officer has no such claim or lawsuit outstanding at this time, and the Officer does not know of any such potential claim or lawsuit that may be asserted by the Officer or any other person in connection with the Officer's employment with Grainger. The Officer understands that the terms of this section do not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA. b) In turn, except as otherwise provided in Section 13 below, Grainger agrees not to pursue any claim or sue Officer for any action or conduct that may otherwise be attributable to Officer during the term of his active employment and through the date that he executes this Agreement.

7.    Unfair Competition.

a. The Officer acknowledges that in connection with the performance of his duties for Grainger, he has either created, used, or accessed confidential and trade secret information of Grainger and the Affiliates (as further described in Section 11 below). The Officer further acknowledges that his employment with or other work on behalf of a Competitor (defined in Section 7(b) and 7(c)below) would necessarily and inevitably lead to his unauthorized use or disclosure of such confidential and trade secret information. Accordingly, the Officer agrees that based upon the special consideration provided by way of this Agreement, and for a period beginning on the date hereof and continuing until the first anniversary of the Retirement Termination Date, and within one hundred (100) miles of any office of Grainger or an Affiliate to which he was assigned either physically or electronically within two years prior to ceasing active employment with the Company, as well as on behalf of any Competitor specifically identified on Exhibit A, anywhere in the United States (the "Restricted Area"), he will not directly or indirectly, whether as executive, officer, director, owner, shareholder, partner, associate, consultant, advisor, contractor, joint venturer, manager, agent, representative or otherwise, work for a Competitor at said location or within the above designated 100 mile radius in any capacity that would involve:

i. the same or substantially similar functions or responsibilities to those the Officer performed for Grainger within two years of the Transitionary Date; or

ii. supervision over the same or substantially similar responsibilities to those the Officer performed for Grainger within two years of the Transitionary Date; or

iii. assisting a Competitor in decisions that involve or affect the same or a substantially similar area of operations to those the Officer was involved in with Grainger within two years of the Transitionary Date.

Nothing herein shall prevent the Officer from the general practice of law.

The Officer may not circumvent the purpose of this restriction by engaging in business within the Restricted Area through remote means such as telephone, correspondence, electronic or any other form of computerized communication.

b.     A "Competitor" is any person or legal entity or branch, office or operation thereof (a "Firm") that engages in business that is competitive with the business activities of Grainger through, but not limited to: (i) selling maintenance, repair and operating (MRO) supplies to North American businesses; (ii) providing indirect materials management services to North American businesses; (iii) aggregating information regarding indirect materials for the purpose of conducting business-to-business Internet commerce with North American businesses; or (iv) indirect materials procurement services to North American businesses. Without limiting the generality of the foregoing, each of the Firms identified on Exhibit A hereto constitutes a Competitor.

c. A Firm shall not be deemed a Competitor unless the aggregate revenue of such Firm for its most recently completed fiscal year that is attributable to the categories of products and services set forth in clauses (i) through (iv) of Section 7(b) above equals more than 5% of the aggregate amount of consolidated revenue that Grainger derived from such categories of products and services during its most recently completed fiscal year.

d. The Officer may at any time, or from time to time, request Grainger to advise the Officer in writing whether or not Grainger considers a specified Firm to be a Competitor. Any such request shall be made by written notice to Grainger that includes: (i) the name of the specific business unit for which the Officer proposes to work; (ii) the name or names of any parent companies of such business unit; (iii) a description of the specific services which the Officer proposes to perform for such business unit; (iv) a statement as to why the Officer believes that the performance of such services will not adversely affect Grainger's legitimate protectible interests; and (v) the requested date of Grainger's response (which date shall be at least 14 days after the date of Grainger's receipt of the Officer's request).

e. The Officer specifically recognizes and affirms that Section 7(a) is a material and important term of this Agreement. If any court of competent jurisdiction determines that the covenant set forth in Section 7(a), or any part thereof, would be unenforceable due to the stated duration or geographical scope of such covenant, such court shall have the power to reduce the duration or scope of such provision and as so reduced, such provision shall then be enforceable. If the court does not modify such provision as aforeseaid, or if the provision is otherwise held or found invalid or unenforceable for any reason whatsoever, then (without limiting any other remedies which may be available to Grainger under this Agreement or otherwise, including, without limitation, Section 13 hereof), Grainger shall be entitled to cease making payments and furnishing benefits to the Officer pursuant to this Agreement and shall be further entitled to receive from the Officer reimbursement of all payments and benefits theretofore furnished to the Employee pursuant to this Agreement. Pending such reimbursement, and without limiting Grainger's rights under Section 13 hereof or any other rights and remedies of Grainger, Grainger shall have the right to offset the amount of such reimbursement against any amount or benefit otherwise payable to the Officer.

8.    Non-Disparagement. The Officer agrees to take no action in derogation or disparagement of Grainger or the Affiliates, or their respective businesses or strategic interests, or the Releasees. The Officer further agrees not to discuss or otherwise comment on Grainger or any Affiliate, or their respective businesses or strategic interests, or the Releasees, in public, for publication on electronic media (including but not limited to chat rooms, message boards, or the like), in similar public forums, or otherwise, other than communication of publicly available information. In turn, Grainger agrees that its Senior Corporate Officers shall make no public statements nor sanction any action in derogation or disparagement of the retiring Officer.

9.    Non-Interference with Business Relationships. The Officer agrees not to interfere with the employment of any Grainger employee or otherwise with the business relationships of Grainger, and to the extent required to enforce this promise, agrees not to induce, directly or indirectly, any Grainger customer or supplier to breach any contract with Grainger, and further agrees not to solicit, attempt to hire, or hire, directly or indirectly, any Grainger employee, or request, induce or advise any such employee to leave the employment of Grainger at any time before the Retirement Termination Date as well as for the one year thereafter. Should the Officer wish to hire a Grainger employee in contravention of this Section 9, or to perform work which is precluded by the Officer's noncompetition obligations set forth in Section 7 hereof, the Officer understands that he may request that Grainger agree that the Officer may perform such work or offer employment to such employee, and that with Grainger's prior written agreement, which it may withhold at its sole discretion, the Officer may do so.

10.    Return of Property: Business Expenses. The Officer shall promptly account for and return to Grainger all Grainger property, including but not limited to proprietary information, which is in the Officer's possession or control. This property includes (but is not limited to) Officer's correspondence, financial materials, files, reports, minutes, plans, records, surveys, diagrams, computer print-outs, floppy disks, manuals, client/customer information and documentation, and any company research, goals, objectives, recommendations, proposals or other information relating to Grainger, its business, or its clients or customers, which is not generally known to the public, and which the Officer acquired in the course of his employment with Grainger. Notwithstanding, Officer shall be permitted to retain his Grainger cell phone along with his current telephone number, IPad and Laptop Computer and related video screens. The

Officer further agrees that all business expenses incurred prior to the Retirement Termination Date that are reimbursable in accordance with Grainger's normal policies and procedures have been reimbursed to the Officer or submitted for reimbursement, and that other than as specifically provided in this Agreement, the Officer will not incur any additional business expenses after that Date unless previously authorized and approved in writing by Grainger. The Company and the Officer acknowledge that the Officer will receive some general administrative services and support through the Company’s Use Agreement with The Grainger Foundation.

11.    Confidential Information. The Officer agrees to refrain from disclosing to anyone outside the employment of Grainger any confidential or trade secret information, whether in oral, written and/or electronic form, including but not limited to information that (a) relates to Grainger's or the Affiliates' past, present and future research, development, technical and non-technical data and designs, finances, marketing, products, services, customers, suppliers, and other business activities of any kind or (b) has been identified, either orally or in writing, as confidential by Grainger or any Affiliate; provided that this limitation shall not apply to information that is part of the public domain through no breach of this Agreement or is acquired from a third party not under similar nondisclosure obligations to Grainger or such Affiliate. The Officer acknowledges that his obligations under any confidentiality or nondisclosure or similar agreements or provisions that the Officer previously executed will remain in full force and effect. Further, through the Retirement Termination Date, the Officer agrees to fully comply with all policies of Grainger regarding confidential or trade secret information. The restrictions in this Section 11 as to nondisclosure shall last for 15 years for all information that is confidential to Grainger and shall be perpetual for all information that is a trade secret of Grainger, or for so long as the information remains a trade secret under applicable law.

12.    Cooperation with Company. The Officer agrees, during the term of this Agreement as well as during the 6-month period immediately thereafter, to both make himself available and to provide reasonable cooperation to Grainger or its attorneys to assist Grainger or serve as a witness in connection with any matter, litigation, potential litigation, or other business matter in which the Officer may have knowledge, information, or expertise. The Officer also agrees to provide Grainger or its designated representatives, upon request, with information and assistance about programs, processes, and projects related to the Officer's job responsibilities while employed by Grainger; to answer any questions relating to the work to which the Officer was assigned; and to otherwise provide reasonable cooperation to Grainger regarding matters relating to this Agreement and the Officer's employment with Grainger. Grainger will reimburse the Officer for any reasonable expenses he incurs in activities which he undertakes at Grainger's request pursuant to this Section 12.

13.    Breach of Agreement - Misconduct. The Officer understands and agrees that if, after receiving all or any part of the payments and benefits described herein, the Officer breaches this Agreement, or commits or is discovered to have committed any act of misconduct including any violation of Company Policy, embezzlement, fraud or theft with respect to the property of Grainger, or causes or is discovered to have caused, any loss, damage, injury or other endangerment to Grainger's property, reputation or past, present, or future directors, officers or employees, Grainger reserves the right to demand repayment of all such payments and benefits. Grainger shall further be released from any future payment then or thereafter otherwise due and shall discontinue any and all benefit coverage (other than vested benefits under Granger’s qualified and nonqualified retirement and deferred compensation plans, or COBRA coverage). To the extent permitted by law, the Officer further understands and agrees that Grainger reserves the right to pursue all other available remedies in an effort to preserve its legitimate business interests. The Officer also agrees to indemnify and hold harmless Grainger from any loss, cost, damage, or expense, including fees, which Grainger may incur because of the Officer's violation of this Agreement. The Officer understands that this Section 13 does not apply to a challenge to the knowing and voluntary nature of this release with respect to claims under ADEA. Should a dispute arise relative to any claim associated with this Section that is not otherwise privately resolved between Grainger and the Officer, it is understood and agreed that such dispute shall then be submitted to an Administrative or Civil Tribunal of competent jurisdiction for purposes of resolution.

14.    Supersedes Other Agreements. Other than any vested rights that the Officer may have under employee benefit plans subject to ERISA, any Director and Officer Indemnity Insurance Coverage or

Plan, Indemnity Agreement (including the May 11, 2009 Indemnification Agreement), Grainger By-Law, Long Term Incentive Plan or other related obligation on the part of Grainger designed and intended for the benefit and protection of Officer, the Officer understands that this Agreement supersedes any and all obligations (written or oral) which Grainger might otherwise have to the Officer for compensation or other expectations of remuneration or benefits on the Officer's part. The Officer specifically acknowledges that all of Grainger's obligations under the Change in Control Employment Agreement entered into between Grainger and the Officer (the "Change in Control Agreement") shall become null and void as of the Transition Date. Notwithstanding the above and based upon the special consideration provided by way of this Agreement, all obligatory provisions relating to the Officer that are contained within any Grainger Non-Competition Agreement, Long Term Incentive Program Stock Option, Restricted Stock Unit, Performance Stock Unit, or Performance Share Agreement entered into between the Officer and Grainger, or other Grainger governance document or policy shall remain in full force and effect as originally executed and be incorporated by reference as being materials parts of this Agreement.

15.    References. At the Officer's request, Grainger will provide appropriate references to prospective future employers of the Officer. Those references will be provided by DG Macpherson or his designee on behalf of Grainger, with the specific content of such references to be mutually agreed between Grainger and the Officer in the future.

16.    Continuation After Death. The Officer understands that in the event of the Officer's death, Grainger's obligations under this Agreement will extend to the Officer's beneficiaries, heirs, executors, administrators, personal representatives, and assigns.

17.    Agreement Not Assignable. The Officer may not assign, and the Officer represents that he has not assigned, this Agreement or any rights or Grainger's obligations under this Agreement to any other person.

18.    Entire Understanding. The Officer understands and agrees that this Agreement, including Exhibit A hereto, contains the entire understanding between the parties and may not be amended except by mutual agreement in an amendment executed by both parties.

19.    Severability. The provisions of this Agreement are declared to be severable, which means that if any provision of this Agreement or the application thereof is found to be invalid, the invalidity shall not affect other provisions or applications of this Agreement, which will be given effect without the invalid provisions or applications. In the event that a Court or Administrative Tribunal of competent jurisdiction concludes that any term, provision or section of this Agreement is invalid or unenforceable (and, in the case of Section 7(a) of this Agreement, such provision is not modified by a Court or Administrative Tribunal to be enforceable as described in Section 7(e) hereof), then said term, provision, or section shall be deemed eliminated from this Agreement to the extent necessary and in order to permit the remaining portions of the Agreement to be enforced. Any such eliminations shall not affect Grainger's entitlement, if any, to receive, pursuant to Sections 7(e) and 13 hereof, amounts paid, and benefits provided to the Officer under this Agreement.

20.    Confidentiality of Agreement. The Officer represents and agrees, except as otherwise required by law, to keep the terms, amounts and facts surrounding this Agreement completely confidential, save claims involving workplace harassment, and that the Officer will not disclose any information concerning this Agreement to anyone; provided, however, that this section will not prevent the Officer from disclosing information concerning this Agreement to the Officer's current spouse, attorneys, accountants, financial or tax advisors, a designated Grainger official, or as required by law. Notwithstanding, in accordance with U.S. Treasury Regulation 1.6011-4(b)(3)(iii), each party (and each employee, representative, or other agent of each party) to this Agreement may disclose to all persons, without limitation of any kind, the tax treatment, tax structure, and all materials of any kind provided to the other party relating to such tax treatment and tax structure. Nothing in this confidentiality provision prohibits Officer from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Officer does not need the prior authorization of the Company to make any such reports or disclosures and Officer is not required to notify the Company that Officer has made such reports or disclosures and nothing in this confidentiality provision prohibits Officer from receiving a monetary award for providing information directly to a government agency. Officer may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Officer may file a lawsuit, to include retaliation, in conjunction with reporting a suspected violation of law and may disclose related Trade Secrets to his attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to Court Order.

21.    Jurisdiction and Governing Law. The Officer acknowledges that for the purpose of this Agreement as well as his employment with Grainger, he is an Illinois employee. This Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Illinois, without regard to its conflicts of law principles.

22.    Voluntary Agreement. The Officer acknowledges that the payments and benefits that Grainger is providing hereunder exceed the compensation and benefits otherwise payable to the Officer or on the Officer's behalf and that such payments and benefits are provided by Grainger in exchange for execution of this Agreement. The Officer acknowledges that he was given twenty-one (21) days to consider the terms of this Agreement, that the Officer may revoke this Agreement at any time within seven (7) days after the date that the Officer signs it, and that he has been advised to and has had the opportunity to seek out counsel of his own choice. Any revocation must be communicated in writing, via personal delivery or overnight mail, to Nancy Berardinelli-Krantz, Senior Vice President and Chief Legal Officer, W.W. Grainger, Inc., 100 Grainger Parkway, Lake Forest, Illinois 60045. The Officer further understands that this Agreement does not take effect until after the expiration of the seven (7) day period for revocation. All referenced payments and applicable benefits identified in this Agreement will automatically cease on the 21st day should the Officer not return a fully executed copy of this Agreement to Grainger within the specified 21-day consideration period. The Officer has read this Agreement and understands its terms.

23.    Tax Matters.

a. Grainger may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

b. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Officer and Grainger of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any other provision of this Agreement, Grainger shall not be obligated to guarantee any particular tax result for the Officer with respect to any payment provided to the Officer hereunder, and the Officer shall be responsible for any taxes imposed on the Officer with respect to any such payment.

c. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts referenced herein that constitute an earned and vested payment pursuant to a separate “nonqualified deferred compensation” agreement that is subject to the requirements of Code Section 409A (a “409A Arrangement”), such amounts shall be paid at the original times provided in the 409A Arrangement to the extent required by Code Section 409A.

d. Notwithstanding anything to the contrary in this Agreement, if the Officer is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Officer, and (B) the date of the Officer’s death, in each case to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Officer in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

e. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Officer, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

f. For purposes of Code Section 409A, the Officer’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

g. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

I have read this Transition Agreement and General Release and understand all terms contained herein. I voluntarily execute this Transition Agreement and General Release with full knowledge of its meaning on this 6th day of July 2023.

W.W. Grainger, Inc.
/s/ John L. Howard	By:	/s/ D.G. Macpherson
John L. Howard		On Behalf of W.W. Grainger, Inc.

EXHIBIT A

List of Competitors

Exhibit A to this agreement has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of the omitted exhibit will be furnished to the SEC upon request.